Exhibit 10.3
EMPLOYMENT AGREEMENT
     AGREEMENT, made as of January 31, 2007, by and between Haights Cross Communications, Inc. (the “Company”), and Paul J. Crecca (“Crecca”).
     1. EMPLOYMENT
     (a) Position. The Company agrees to employ Crecca, and Crecca agrees to serve as Executive Vice President and Chief Financial Officer of the Company. Crecca shall report to Peter J. Quandt (“Quandt”), Chairman and Chief Executive Officer.
     (b) Principal Office. Crecca’s principal office shall be at the principal executive offices of the Company in White Plains, New York, except for reasonable business travel obligations commensurate with Crecca’s position. Crecca’s principal office shall not be located more than ten miles from White Plains, New York.
     (c) Duties and Powers. Crecca shall have the customary duties, powers, responsibilities and authority of a Chief Financial Officer. Crecca shall perform such duties and exercise such powers upon such terms and conditions as Quandt or the Board of Directors shall reasonably impose. Crecca shall devote his full working time and best efforts to the performance of his duties under this Agreement, except that, with the consent of the Board of Directors (which consent shall not be unreasonably withheld), Crecca may engage in charitable and community affairs activities. Crecca also agrees that participation as a member of an outside corporate board will only be undertaken with permission of the Board of Directors.

     (d) Term. The term of Crecca’s employment under this Agreement shall commence as of January 1, 2007, and shall terminate on December 31, 2008, unless extended or sooner terminated in accordance with the provisions of this Agreement (the “Term”). The Term shall be extended automatically for periods of one year (the first possible automatic extension date being January 1, 2009) unless either the Company or Crecca has given written notice to the other not later than six months prior to the expiration of the Term (the first possible such notice date being July 1, 2008) of such party’s election not to extend the Term.
     2. COMPENSATION AND BENEFITS. During the Term (i.e., the period of employment of Crecca hereunder), the Company shall pay Crecca the following amounts and provide to Crecca the following benefits:
     (a) Base Salary. The Company shall pay Crecca an annual base salary of $360,000 for the year 2007, increasing by 4% (four percent) in each subsequent calendar year of the Term (“Base Salary”).
     (b) Annual Bonus. The Company shall pay Crecca an annual bonus (“Bonus”) of not less than 44% (forty-four percent) of Base Salary in each year of the Term and, in each year of the Term, Crecca shall be eligible for a greater Bonus within the Board of Directors’ sole discretion. Bonus shall be paid no later than March 15 of the year following the applicable Bonus year. Bonus for 2006 shall be payable at the rate of 44%, or a greater rate at the discretion of the Board of Directors, of 2006 Base Salary as if this Agreement was in effect from January 1, 2006.
     (c) Other Compensation Plans and Programs. Crecca shall be eligible to participate in any other Company compensation plans and programs for senior executives of the Company, including without limitation a monthly automobile allowance, without discrimination or duplication.
     (d) Employee Benefits. In accordance with the terms of the applicable plan documents or policies, the Company shall provide Crecca with coverage under all employee medical and welfare benefit programs, plans and practices which the Company generally makes available to its senior officers, which may be reviewed and changed from time to time.
     (e) Vacation. Crecca shall be entitled to four weeks’ paid vacation each year, which may be taken consistent with Company’s policies and procedures. Crecca shall also be entitled to ten personal/sick days each year.
     (f) Expenses. In accordance with the Company’s expense policies, which may be amended from time to time, the Company shall reimburse Crecca for all reasonable business expenses incurred by Crecca in carrying out his duties under this Agreement, upon timely presentation by Crecca of appropriately itemized accounts of such expenditures, and approved in accordance with Company policy (“Business Expenses”). In addition, the Company will reimburse Crecca for up to $3,000 in legal fees incurred in respect of advice, negotiation, drafting and revising of this Agreement.
     3. TERMINATION OF EMPLOYMENT BY THE COMPANY OTHER THAN FOR CAUSE OR BY CRECCA FOR GOOD REASON
     The Company may terminate Crecca’s employment other than for Cause and Crecca may terminate his employment for Good Reason, in each case subject to the notice requirement set forth in this Section 3. If, within the notice period pursuant to Section 3(a), the grounds for such termination are cured as expressly permitted hereunder, the notice of termination shall be void and no termination pursuant to such notice shall occur. A non-extension of the Term, if elected by the Company, shall be deemed to be a termination of Crecca’s employment other than for Cause if Crecca remains employed until the end of the Term and his employment then in fact terminates due to the non-extension of the Term hereunder.
     (a) Notice and Payment Obligations. Any termination of Crecca’s employment by the Company other than for Cause shall only become effective at least 30 (thirty) days after written notice to Crecca from the Company. Any termination of employment by Crecca for Good Reason shall only become effective at least 30 (thirty) days after written notice to the Company from Crecca specifying the basis for his belief that he has Good Reason to terminate his employment. If the Company terminates the employment of Crecca other than for Cause and other than as a result of death or Permanent Disability (as defined hereinafter) or if Crecca terminates his employment for Good Reason (as hereinafter defined), the Company shall pay Crecca in full satisfaction of its obligations to him the following amounts:
          i. (A) The Base Salary accrued to the date of termination of employment, and (B) any amounts payable under all applicable Company plans or programs, determined pursuant to the terms of such plans or programs, such amounts to be paid in full on the first business day of the month following such termination (the amounts in Clauses (A) and (B), collectively, the “Accrued Amounts”); plus
          ii. A cash lump sum payment of pro rata Bonus, equal to the higher of the current year target amount (i.e. target amount being 44% of current year Base Salary) of Bonus payable to Crecca or the actual Bonus paid or payable for performance in the year prior to the year of termination, multiplied by a fraction the numerator of which is the number of days from January 1 of the year of termination to the termination date and the denominator of which is 365 (but without duplication of any Bonus payout for the year of termination that is part of the Accrued Amounts), paid in full at the same date as payment is required under clause (i) above; plus
          iii. A cash lump sum payment in respect of vacation days accrued according to the Company’s rules to the date of termination that Crecca has not taken (the “Vacation Payment”), paid in full at the same date as payment is required under clause (i) above, or on such earlier date as may be required by law; plus
          iv. Payment for any unreimbursed Business Expenses, paid in full at the same date as payment is required under clause (i) above; plus
          v. An additional amount (the “Termination Amount”) equal to two times the sum of (a) Crecca’s Base Salary (calculated at the salary level in effect at the time of termination, as adjusted pursuant to Section 2(a)), plus (b) the higher of the current year target amount of Bonus payable to Crecca or the actual Bonus paid or payable for performance in the year prior to the year of termination, plus (c) an amount equal to the annual cost of medical plan benefits under COBRA or similar plan, payment of the Termination Amount being subject to the execution of a Release pursuant to Section 10. The Termination Amount (less applicable taxes) shall be payable in one lump sum within 30 days following the date of termination and receipt of the executed Release pursuant to Section 10; plus

          vi. Any amounts payable under the Noncompetition Agreement referenced in Section 6(b).
     (b) Definition of Good Reason. “Good Reason” shall mean (i) the failure of the Company to pay any amount due under this Agreement; (ii) a material breach of this Agreement by the Company; (iii) a meaningful diminution by the Company in the title, status, duties, powers, responsibilities or authority of Crecca; (iv) the failure of any successor to the Company (through merger or acquisition of assets or any other transaction that constitutes a Sale Event in which liabilities of the Company of this nature are to be assumed) to assume and fully perform all of the remaining obligations of the Company under this Agreement; or (v) the Company requires Crecca to be based at any office more than ten miles from White Plains, New York; provided, however, that none of the foregoing events or matters shall be deemed to constitute Good Reason if the Company has, prior to the date of termination, fully cured and corrected the event or matter that would have constituted Good Reason. In addition, Crecca may elect to terminate for “Good Reason” during the period of 3 (three) months that begins 6 (six) months after a transaction or series of transactions in which the persons who on the date of this Agreement beneficially owned the Common Stock of the Company, the Class A Preferred Stock of the Company, and the Class B Preferred Stock of the Company have, in the case of each such class of stock, ceased to beneficially own at least 50% of that class of stock and such persons, in the aggregate but regardless of whether acting as a group, no longer beneficially own securities of the Company that enable them to effectively control the Company through the power to elect at least 50% of the members of the Board of Directors (for this purpose, “beneficially own” and related terms shall have the meaning ascribed to them under Section 13(d) of the Securities Exchange Act of 1934, as amended).
     4. TERMINATION OF EMPLOYMENT DUE TO PERMANENT DISABILITY OR DEATH
     If Crecca shall be unable to perform the essential functions of his employment hereunder, with reasonable accommodation, because of illness, physical or mental disability or other incapacity for a period of 180 days in any 365 consecutive day period, or upon diagnosis of a permanent or complete disability (in either event, a “Permanent Disability”), the Company may terminate Crecca’s employment 30 days after written notice to Crecca if Crecca has not resumed the full-time performance of his duties before the end of such 30-day period. The existence of a Permanent Disability shall be determined by a medical doctor reasonably acceptable to the Company and to Crecca. Crecca’s employment shall end automatically upon Crecca’s death. Upon any termination for Permanent Disability or death, the Company shall pay Crecca or Crecca’s estate in full satisfaction of its obligations to him the Accrued Amounts, the Vacation Payment, any unreimbursed Business Expenses, and a cash lump sum payment of pro rata Bonus equal to the current year target amount of Bonus payable to Crecca multiplied by a fraction the numerator of which is the number of days from January 1 of the year of termination to the termination date and the denominator of which is 365 (but without duplication of any Bonus payout for the year of termination that is part of the Accrued Amounts). Payments under this Section 4 shall be made within 30 days after the termination event, and amounts payable under the Noncompetition Agreement referenced in Section 6(b) shall be payable in accordance with that Agreement.

     5. TERMINATION OF EMPLOYMENT BY THE COMPANY FOR CAUSE OR BY CRECCA WITHOUT GOOD REASON
     The Company may terminate Crecca’s employment for Cause and Crecca may terminate his employment voluntarily without Good Reason, in each case subject to the notice requirement set forth in this Section 5. If, within such notice period, the grounds for termination by the Company for Cause are cured as expressly permitted hereunder, the notice of termination shall be void and no termination pursuant to such notice shall occur.
     (a) Company Obligations. If the Company terminates Crecca’s employment for Cause, or if Crecca terminates his employment without Good Reason, the Company shall pay Crecca in full satisfaction of its obligations to him the Accrued Amounts, any unreimbursed Business Expenses, plus Vacation Payment, plus, if termination is not by the Company for Cause, a cash lump sum payment of pro rata Bonus equal to the current year target amount of Bonus payable to Crecca multiplied by a fraction the numerator of which is the number of days from January 1 of the year of termination to the termination date and the denominator of which is 365 (but without duplication of any Bonus payout for the year of termination that is part of the Accrued Amounts). Payments under this Section 5 shall be made within 30 days after the termination date. In addition, the Company shall pay to Crecca any amounts payable under the Noncompetition Agreement referenced in Section 6(b) at the times specified in the Noncompetition Agreement.
     (b) Definition of Cause. “Cause” shall mean (i) any action by Crecca involving theft, fraud, embezzlement or other act of similarly grave misconduct that results in significant damage to the business or reputation of the Company; (ii) any material breach of the provisions of Section 6 of this Agreement by Crecca or any material breach of any other material provision of this Agreement by Crecca; (iii) any action by Crecca involving material malfeasance or material misconduct in connection with his employment, continuing failure to perform any material duties hereunder, or failure to follow any lawful, reasonable and material direction of the Chief Executive, President or Board of Directors of the Company; or (iv) Crecca’s conviction of any felony that involves dishonesty, fraud, or moral turpitude.
     (c) Notice of Termination. Termination of employment for Cause shall be made by delivering to Crecca a letter signed by a majority of the Board of Directors of the Company, specifying, in factual detail, grounds for termination and providing Crecca with a 30-day period to cure such grounds if cure is possible. If cure is not effected, termination shall be effective at the end of the 30-day period, provided, however, that Crecca shall have the opportunity, if he so desires, to place the matter before the Board of Directors of the Company, by means of a personal appearance by him and his counsel, before such termination shall be effective. The Company and Crecca agree that they both are obligated to conduct the in-person meeting contemplated herein within 30 days of the notice of termination for Cause. Any termination of employment by Crecca without Good Reason shall only become effective at least 30 (thirty) days after written notice to the Company from Crecca.
     6. NONDISCLOSURE OF CONFIDENTIAL INFORMATION; NONCOMPETITION
     (a) Nondisclosure. Crecca shall not at any time during or after his employment hereunder, without the prior written consent of the Company, make any use of or disclose to any person or entity any Confidential Information, as defined herein, except (i) while employed by the Company, in connection with the business of and for the benefit of the Company or (ii) as required by law. “Confidential Information” shall mean material non-public information concerning the Company’s financial data, strategic business plans, product development (or other proprietary product data), customer lists, consignments, transactions, estimates, marketing plans, personnel and compensation, and other material non-public proprietary or confidential information of the Company, its affiliates or its customers or clients. Notwithstanding the foregoing, subsequent to the termination of his employment with the Company, Crecca may share with (i) potential investors in connection with starting a new business venture or (ii) potential employers information by business unit concerning the acquisition price, historical revenue data, EBITDA and net EBITDA.
     (b) Noncompetition. Crecca shall be subject to a Noncompetition Agreement, to be embodied in a separate document to this Employment Agreement, and the Noncompetition Agreement, when executed, shall be deemed a material term of this Employment Agreement. Payments to Crecca for his entry into and performance under the Noncompetition Agreement shall be made as specified in such Noncompetition Agreement.
     7. OBLIGATIONS ON TERMINATION. Upon the termination of Crecca’s employment under this Agreement by either party, Crecca shall:
     (a) Within seven (7) days of a request from the Company resign from each and every office held by him with Company. and his membership in any organization acquired by virtue of his employment under this Agreement, and should he fail to do so he hereby irrevocably authorizes the Board of Directors of the Company in his name and on his behalf to sign any documents and do any thing necessary or requisite to give effect thereto; and,
     (b) Deliver to the Company all property in his possession or under his control that belongs to the Company including but not limited to keys, security and computer passes, computer hardware, software and files, cellular phones and beepers, facsimile machines, modems, and all documents and other records (whether on paper, magnetic tape, computer disk or in any other form and including correspondence, lists of clients or customers, notes, memoranda, software, plans, drawings and other documents and records of whatsoever nature and all copies thereof) made or compiled or acquired by Crecca during his employment hereunder and concerning the business, finances or affairs of the Company or its clients or customers. Notwithstanding the foregoing, Crecca shall be entitled to retain the three laptop computers he currently utilizes, including standard software programs contained on such laptop computers, but excluding any proprietary information of the Company. For purposes of this provision 7(b), records containing the names, addresses and contact information of persons collected in the course of Crecca’s employment under this Agreement shall not be deemed proprietary information of the Company and Crecca is hereby authorized to retain a copy of such records.
     8. NO MITIGATION OF DAMAGES OFFSET. Crecca shall not be required to mitigate any amounts due Crecca provided under this Agreement by seeking other employment or otherwise. Any payments made by the Company to Crecca after the termination of employment shall not be subject to offset and shall not be reduced by any compensation Crecca receives from any subsequent employment.

     9. NOTICES. All notices or communications hereunder shall be in writing, addressed as follows:
To the Company:
Haights Cross Communications, LLC
10 New King Street
White Plans, NY 10604
with a copy to:
David F. Dietz, Esq.
Goodwin Procter LLP
Exchange Place
Boston, MA 02109-2881
To Crecca:
30 Oak Hill Drive
Wayne, NJ 07470
with copy to:
Steven Hall & Partners
645 Fifth Avenue
New York, New York 10022
Attn: Steven C. Root
Any such notice or communication shall be sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and such notice shall be deemed to be given on the third business day after the actual date of mailing.
     10. RELEASE. Upon any termination of employment pursuant to Section 3 or 4, Crecca agrees to enter into a Separation and Release Agreement, in the form attached hereto as Exhibit A, of all his rights and obligations in respect of the Company, other than Crecca’s rights and obligations under this Agreement and the Noncompetition Agreement. The Separation and Release Agreement shall be entered into by Crecca within 5 business days after any termination of employment pursuant to Section 3 or 4.

Crecca (or, in the event of Crecca’s death or disability, his estate or personal representative) shall be required to provide such Separation and Release Agreement to the Company and such Separation and Release Agreement must become irrevocable before the Company shall be required to make any payments to Crecca under Sections 3(a)(ii, 3(a)(v), 3(a)(vi), or the pro rate bonus pursuant to Section 4 of this Agreement, or under Section 3 of Crecca’s Noncompetition Agreement, and as a condition to the Company’s obligation to make such payments.
     11. SEVERABILITY AND WAIVER. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect. Failure to insist upon strict compliance with any of the terms of this Agreement shall not be deemed a waiver of such term unless such waiver is in writing signed by the party against whom it is asserted. Any waiver of any right hereunder at any time shall not be deemed a waiver at any other time or times.
     12. LEGAL FEES. Each party shall bear its own legal fees and other fees and expenses which may be incurred in enforcing its respective rights under this Agreement, except as provided in this Section 12. In addition to the reimbursement of Crecca’s expenses provided under Section 2(f), all reasonable costs and expenses (including fees and disbursements of counsel) incurred by Crecca in enforcing his rights pursuant to this Agreement shall be reimbursed to Crecca promptly by the Company in the event that Crecca is successful in enforcing such rights.
     13. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Crecca and the assigns and successors of the

Company, but neither this Agreement nor any rights hereunder shall be assignable by Crecca (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any affiliate or to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company, if such affiliate or successor expressly agrees to assume the obligations of the Company hereunder and, in the case of any assignment other than to an affiliate of the Company, Crecca consents to such assumption, which consent shall not be unreasonably withheld.
     14. AMENDMENT. This Agreement may only be amended by a written agreement signed by Crecca and the Company.
     15. SURVIVAL. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.
     16. DISPUTE RESOLUTION. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of New York, without reference to conflicts of law rules, In the event of any dispute arising out of, under or relating to this Agreement, the parties shall first endeavor in good faith to resolve such dispute by negotiation. In the event that they are unable to do so, the parties shall enter into mediation using a mediator acceptable to both parties. In the event that such mediation does not result in a settlement of the dispute, then the parties hereby consent to arbitrate the dispute before the American Arbitration Association in New York City.
     17. INTERPRETATION. The headings of Sections of this Agreement are for convenience of reference only and are not intended to qualify the meanings of the

Section. Any reference to a Section number shall refer to a Section of this Agreement, unless otherwise stated.
     18. EFFECT ON PRIOR AGREEMENTS. This Agreement contains the entire understanding between the parties hereto and supersedes in all respects any prior or other agreement or understanding, whether oral or written, between the Company and Crecca with respect to Crecca’s employment.
     19. TAX LAW COMPLIANCE.
     (a) Compliance with Code Section 409A. In the event that, as a result of Section 409A of the Internal Revenue Code (the “Code”) (and any related regulations or other pronouncements), any of the payments that Crecca is entitled to under the terms of this Agreement or any other plan or arrangement of the Company involving deferred compensation (as defined under Code Section 409A) may not be made at the time contemplated by the terms hereof or thereof without causing Crecca to be subject to constructive receipt of income at a date prior to actual payment or an income tax penalty or interest, and the timing of payment is the sole cause of such adverse tax consequences, the Company will make such payment on the earliest date thereafter that a distribution could be triggered under Code Section 409A without Crecca incurring such adverse tax consequences. In the case of any payment triggered by termination of employment hereunder, in the event of any delay in the payment date under this Section 19, the Company will adjust the payments to reflect the deferred payment date by crediting interest thereon at the prime rate in effect at the time such amount first would have been payable, as quoted by the Company’s principal lending bank. In addition, other provisions of this Agreement or any other such plan or arrangement notwithstanding, the

Company shall have no right to accelerate or delay any such payment or to make any such payment as the result of any specific event except to the extent permitted under Section 409A without resulting in adverse tax consequences.
     (b) Golden Parachute Excise Tax. Other provisions of this Agreement the contrary notwithstanding, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between the Company and Crecca (collectively, the “Payments”) (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this Section 19(b), would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes payable by Crecca and the excise tax imposed by Section 4999 payable by Crecca, results in Crecca’s receipt on an after-tax basis of the greatest amount of economic benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless Crecca and the Company otherwise agree in writing, any determination required under this Section shall be made in writing by independent advisors selected by the Company (the “Advisors”), whose determination shall be conclusive and binding upon Crecca and the Company for all purposes. For purposes of making the calculations required by this Section 19(b), the Advisors may make reasonable assumptions and approximations concerning applicable taxes and may rely in reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Crecca shall furnish to the

Advisors such information and documents as the Advisors may reasonably request in order to make a determination under this Section 19(b). If this Section 19(b) is applied to reduce an amount payable to Crecca, and the Internal Revenue Service successfully asserts that, despite the reduction, Crecca has nonetheless received payments which are in excess of the maximum amount that could have been paid to him without being subjected to any excise tax, then, unless it would be unlawful for the Company to make such a loan or similar extension of credit to Crecca, Crecca may repay such excess amount to the Company as though such amount constitutes a loan to Crecca made at the date of payment of such excess amount, bearing interest at the prime rate of the Company’s principal lending bank.
     IN WITNESS WHEREOF, the parties have signed this Agreement as of the date and year first above written.

HAIGHTS CROSS COMMUNICATIONS, INC.
By:	/s/ Christopher S. Gaffney
Christopher S. Gaffney, Director

/s/ Paul J. Crecca
Paul J. Crecca

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